Exhibit 99.1

Tripath Agrees to Settle Litigation

San Jose, Calif., September 11, 2006, Tripath Technology Inc. (OTC BB: TRPH) today announced it entered into a Stipulation and Agreement of Settlement to settle the litigation entitled Langley Partners, L.P. v. Tripathi Technology, Inc., Adya Tripath and David Eichler, pending against the Company and certain of its current and former officers and / or directors. The Stipulation and Agreement became final and binding upon the parties only after the U.S. District Court for the Northern District of California entered an order approving it. The Court entered such an order on September 8, 2006.

Under the terms of the Stipulation and Agreement, Langley Partners L.P. is providing a general release to the Company, Dr. Adya Tripathi and David Eichler for any and all claims that have been or could have been made by Langley Partners against the Company, Dr. Adya Tripathi and David Eichler, in return for which, the Company is agreeing (i) to pay to Langley $40,000 and (ii) to issue and deliver to Langley the amount of Company common stock that corresponds to three hundred fifty-seven thousand seven hundred and fifty dollars ($357,750) based on the closing bid price of Company common stock on the first trading day immediately prior to the date the Company transfers such stock in accordance with the Court’s order, provided that in no event will the Company issue or deliver to Langley more than 9.99% (rounded down to the nearest share) of the amount of the Company’s common stock that is outstanding at the time the stock to Langley is issued and delivered.

“This settlement puts the Langley Partners litigation behind Tripath,” said Dr. Adya Tripathi, Tripath’s President & CEO and Chairman of the Board.

About Tripath Technology Inc.

Based in San Jose, California, Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media, consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing® (DPP), which leverages modern advances in digital signal processing and power processing. Tripath markets audio amplifiers with DPP under the brand name Class-T®. Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath, please visit Tripath’s web site at www.tripath.com.

CONTACT:

Tripath Technology Inc.

Adya Tripathi, 408-750-3030

adya@tripath.com

INVESTOR CONTACT:

Lippert / Heilshorn & Associates, Inc.

Kirsten Chapman, 415-433-3777

kirsten@lhai-sf.com